Exhibit 99.1

Lincoln Educational Services Corporation Reports First Quarter 2016 Financial Results

•	First Quarter Total Revenue of $70.6 million
•	First Quarter Revenue from Continuing Operations of $43.4 million
•	First Quarter Net Loss of $6.1 million, or $0.26 per share
•	Cash, Cash Equivalents and Restricted Cash of $47.8 million
•	Conference Call Today at 10 a.m. ET

WEST ORANGE, N.J., May 5, 2016-- Lincoln Educational Services Corporation (Nasdaq: LINC) today reported financial results for the first quarter ended March 31, 2016.

“We began 2016 by executing on the initiatives we have put into place over the last 18 months in our efforts to position Lincoln for a transitional year as we work towards achieving sustainable profitability and improved student outcomes,” commented Scott Shaw, President and Chief Executive Officer.  “Although, we continue to operate in a challenging environment, we remain on track to execute several of our key initiatives including our plan to divest our Healthcare and Other Professions segment.  In the quarter, we took a significant step forward by officially closing our Fern Park, Florida campus and are on plan to fully close our Hartford, Connecticut campus by the end of the year. These two closures will reduce annual losses by approximately $6 million in 2016.  Overall starts at our continuing operations were down mainly due to the disappointing performance at one campus.

We continue to build corporate partnerships with employers seeking to tap into our rich pool of talented graduates. We also announced a new agreement with Volkswagen this morning as we work with local and national firms to bridge the country’s middle skills gap.

“The operational efficiencies we put into place, including a streamlined internal infrastructure and a reorganized sales leadership, have helped to control costs as we transition to a leaner, more nimble organization focused on providing a value added experience for students.  As Lincoln celebrates its 70th anniversary of preparing students with hands on vocational training, we remain focused on our long-term strategy to increase starts and grow revenue while trending towards profitability and enhanced shareholder value.”

FIRST QUARTER RESULTS (CONTINUING OPERATIONS):

In November 2015, the Company’s Board of Directors approved a plan to divest the Company’s Healthcare and Other Professions business segment.  The schools included in the Healthcare and Other Professions segment are reflected in discontinued operations in the Statements of Operations except for the Hartford, Connecticut campus which will be closed at the end of 2016.   Continuing operations reported by the Company include the Transportation & Skilled Trades segment, Corporate and the Transitional segment, which refers to operations including the Fern Park, Florida campus which was officially closed as of March 31, 2016 and the Hartford, Connecticut campus which is being closed. Revenue from continuing operations was $43.4 million for the three months ended March 31, 2016 versus $47.7 million in the prior year comparable period.  This was a result of a 12% decline in average student population as compared to the first quarter of 2015.  Contributing to the Company’s first quarter revenue performance was the student population as of January 1, 2016 which was approximately 800 fewer students than the population on January 1, 2015. The decrease in revenues was partially offset by 3.4% increase in average revenue per student.

The Company’s educational services and facilities expenses from continuing operations increased by $0.2 million, or 1.0%, to $23.1 million for the three months ended March 31, 2016 from $22.9 million in the prior year comparable period. Facilities expense increased mainly due to additional depreciation expense resulting from; a) reclassification of one of the transportation and skilled trades segment schools out of held for sale as of December 31, 2015; b) increased rent expense due to a lease modification in connection with three of our campuses which were previously accounted for as finance obligations under which rent payments were previously included in interest expense; and c) the conversion of the Company’s Hartford campus lease from a capital lease to an operating lease.  In addition, books and tools expense increased as a result of the purchase of laptops which were provided to newly enrolled students in certain programs to enhance and expand their overall learning experience.  These increases were partially offset by instructional savings caused by reduced instructor headcount and other related costs resulting from lower average student population. Educational services and facilities expenses, as a percentage of revenue, increased to 53.3% from 48.1%.

Selling, general and administrative expenses for continuing operations decreased by $2.6 million, or 8.9%, to $27.0 million for the three months ended March 31, 2016 from $29.6 million in the prior year comparable period.  The decrease was driven by reduced salaries and benefit costs due to a smaller workforce offset by approximately $0.7 million in severance.  As a percentage of revenues, selling, general and administrative expense remained essentially flat at 62.2%.

The first quarter’s net loss from continuing operations was $6.1 million, or $0.26 per share essentially flat compared to a net loss of $6.1 million, or $0.27 per share for the first quarter of 2015.  Excluding the Transitional segment, the first quarter’s net loss from continuing operations would have decreased to $3.1 million for the three months ended March 31, 2016, from $4.0 million in the prior year comparable period.  The Company had $47.8 million of cash, cash equivalents and restricted cash at March 31, 2016 ($27.6 million of restricted cash at March 31, 2016) as compared to $61.0 million of cash, cash equivalents and restricted cash as of December 31, 2015 ($22.6 million of restricted cash at December 31, 2015).  As of March 31, 2016, total net assets classified as assets held for sale net of liabilities held for sale were $29.6 million compared to $31.7 at December 31, 2015.

FIRST QUARTER SEGMENT FINANCIAL PERFORMANCE

Transportation and Skilled Trades segment revenue was $42.3 million in the first three months of 2016, as compared to $44.8 million in the prior year comparable period.  The revenue performance was primarily driven by a decline in average population which decreased to approximately 6,600 from 7,200 in the prior year comparable period. The revenue decline from lower population was partially offset by a 3.8% increase in average revenue per student as compared to the first three months of 2015.  Operating income was $3.4 million versus $5.0 million and was mainly impacted by a decrease in administrative expenses resulting from decreased salaries and travel expense as the result of increased efficiencies from the implementation of the centralized call center coupled with lower bad debt expense and legal costs.  The reduction in selling general and administrative expenses were partially offset by an increase in educational services and facilities expense.

The Transitional segment revenue was $1.2 million as of March 31, 2016 as compared to $2.8 million in the prior year comparable period attributable to the closing of the Fern Park campus and the suspension of new student enrollment at the Hartford campus which took effect during the fourth quarter of 2015.

Corporate expense decreased by $1.3 million to 6.7 million for the three months ended March 31, 2016 from $8.0 million for the prior year comparable period.  The decrease in Corporate expense was primarily the result of management cost restructuring efforts by the Company to meet its long-term strategic goals and objectives partially offset by severance paid during the three months ended March 31, 2016.

DISCONTINUED OPERATIONS

Operating income for Healthcare and Other Professions increased by $0.7 million to $0.1 million for the three months ended March 31, 2016 from an operating loss of $0.6 million in the prior year comparable period.  The increase was primarily the result of regionalization which took place in May 2015 as part of management’s decision to realign its reporting structure to create efficiencies and reduce costs.

2016 OUTLOOK

The Company reaffirms the guidance provided on March 2nd, 2016 including:

•	As of March 31, 2016, the Company officially closed its Fern Park, Florida facility and continues to reaffirm prior year guidance to fully exit the Transitional segment and to reduce losses incurred by continuing to take measures to ensure the timely closure of the Hartford, Connecticut campus by the end of the year.
•	The Company expects revenue from the Transportation and Skilled Trades segment to decline by low to mid-single digits compared to 2015’s revenue from this segment. Lincoln anticipates ending 2016 with the same overall student population level as existed at the beginning of the year, approximately 6,600 students from the Transportation and Skilled Trades segment.
•	In addition, the Company continues to anticipate generating slightly positive net income for the year from continuing operations excluding the Transitional segment. The profitability outlook includes a non-cash gain in 2016 of approximately $6.6 million relating to a lease amendment.

CONFERENCE CALL INFO

Lincoln will host a conference call today at 10:00 a.m. Eastern Daylight Time.  The conference call can be accessed by going to the IR portion of our website at www.lincolnedu.com. To access the live webcast of the conference call, please go to the investor relations section of Lincoln’s website at http://www.lincolnedu.com. Participants can also listen to the conference call by dialing 877-330-3431 (domestic) or 615-247-5916 (international) and providing access code 92609210. Please log in or dial into the call at least 10 minutes prior to the start time.

An archived version of the webcast will be accessible for 90 days at http://www.lincolnedu.com. A replay of the call will also be available for seven days by calling 855-859-2056 (domestic) or 404-537-3406 (international) and providing access code 92609210.

ABOUT LINCOLN EDUCATIONAL SERVICES CORPORATION

Lincoln Educational Services Corporation is a provider of diversified career-oriented post-secondary education and helping to provide solutions to America’s skills gap. Lincoln offers recent high school graduates and working adults degree and diploma programs.  The Company operates under two reportable segments: Transportation and Skilled Trades, and Transitional. Lincoln has provided the nation’s workforce with skilled technicians since its inception in 1946. For more information, go to www.lincolnedu.com.

SAFE HARBOR

Statements in this press release regarding Lincoln’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with a change of control of our company or acquisitions; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations, including final rules that took effect during 2011 and other pending rulemaking by the U.S. Department of Education; uncertainties regarding our ability to comply with federal laws and regulations regarding the 90/10 rule and cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; general economic conditions; and other factors discussed in our annual report on Form 10-K for the year ended December 31, 2015.  For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in Lincoln’s annual report on Form 10-K for the year ended December 31, 2015.  All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

(Tables to Follow)

	Three Months Ended March 31, (Unaudited)
	2016	2015

REVENUE	$43,443	$47,674
COSTS AND EXPENSES:
Educational services and facilities	23,144	22,914
Selling, general and administrative	27,012	29,639
Gain on sale of assets	(389)	(43)
Total costs & expenses	49,767	52,510
OPERATING LOSS	(6,324)	(4,836)
OTHER:
Interest income	64	9
Interest expense	(1,572)	(1,488)
Other income	1,753	223
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(6,079)	(6,092)
PROVISION FOR INCOME TAXES	50	50
LOSS FROM CONTINUING OPERATIONS	(6,129)	(6,142)
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	61	(741)
NET LOSS	$(6,068)	$(6,883)
Basic
Loss per share from continuing operations	$(0.26)	$(0.27)
Income (loss) per share from discontinued operations	0.00	(0.03)
Net loss per share	$(0.26)	$(0.30)
Diluted
Loss per share from continuing operations	$(0.26)	$(0.27)
Income (loss) per share from discontinued operations	0.00	(0.03)
Net loss per share	$(0.26)	$(0.30)
Weighted average number of common shares outstanding:
Basic	23,351	23,056
Diluted	23,351	23,056

Other data:

EBITDA (1)	$(4,162)	$(4,569)
Depreciation and amortization from continuing operations	$3,418	$3,002
Number of campuses/training sites from continuing operations	13	14
Average enrollment from continuing operations	6,715	7,629
Stock-based compensation	$373	$332
Net cash used in operating activities	$(9,169)	$(6,305)
Net cash used in investing activities	$(73)	$(679)
Net cash used in financing activities	$(9,012)	$(135)

Selected Consolidated Balance Sheet Data: (In thousands)	March 31, 2016

Cash and cash equivalents	$20,166
Restricted cash	27,637
Current assets	89,181
Working capital	14,958
Total assets	190,300
Current liabilities	74,223
Long-term debt and finance obligations, including current portion	46,320
Total stockholders' equity	75,423

(1) Reconciliation of Non-GAAP Financial Measures

The Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business.  EBITDA and Total Revenue are measurements not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  We define EBITDA as income (loss) from continuing operations before interest expense (net of interest income), provision for income taxes and depreciation and amortization.  Total Revenue includes revenue from continuing operations and revenue from discontinued operations. EBITDA and Total Revenue are presented because we believe it is a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements.  It is not, however, intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  EBITDA and Total Revenue are not necessarily comparable to similarly titled measures used by other companies.

Following is a reconciliation of net loss from continuing operations to EBITDA and Total Revenue:

	Three Months Ended March 31, (Unaudited)
	2016	2015

Net loss from continuing operations	$(6,129)	$(6,142)
Interest expense, net	(1,508)	(1,479)
Provision for income taxes	50	50
Depreciation and amortization	3,425	3,002
EBITDA	(4,162)	(4,569)

	Three Months Ended March 31, (Unaudited)
	Transportation and Skilled Trades		Transitional		Corporate
	2016	2015	2016	2015	2016	2015

Net income (loss) from continuing operations	$3,369	$4,592	$(2,968)	$(2,130)	$(6,530)	$(8,604)
Interest income (expense), net	4	(382)	(77)	(531)	(1,435)	(566)
Provision for income taxes	-	-	-	-	50	50
Depreciation and amortization	2,534	2,298	704	494	186	210
EBITDA	5,907	6,508	(2,341)	(2,167)	(7,729)	(8,910)

	Three Months Ended March 31, (Unaudited)
	2016	2015

Revenue from continuing operations	$43,443	$47,674
Revenue from discontinued operation	27,201	29,046
Total revenue	$70,644	$76,720

	Three Months Ended March 31, (Unaudited)
	2016	2015	% Change
Revenue:
Transportation and Skilled Trades	$42,271	$44,844	-5.7%
Transitional	1,172	2,830	-58.6%
Total	$43,443	$47,674	-8.9%

Operating Income (Loss):
Transportation and Skilled Trades	$3,365	$4,976	-32.4%
Transitional	(2,966)	(1,823)	-62.7%
Corporate	(6,723)	(7,989)	15.8%
Total	$(6,324)	$(4,836)	-30.8%

Starts:
Transportation and Skilled Trades	1,660	1,787	-7.1%
Transitional	-	82	-100.0%
Total	1,660	1,869	-11.2%

Average Population:
Transportation and Skilled Trades	6,553	7,223	-9.3%
Transitional	162	406	-60.1%
Total	6,715	7,629	-12.0%

End of Period Population:
Transportation and Skilled Trades	6,684	7,215	-7.4%
Transitional	122	375	-67.5%
Total	6,806	7,590	-10.3%

LINCOLN EDUCATIONAL SERVICES CORPORATION
Brian Meyers, CFO
973-736-9340

EVC GROUP, INVESTOR RELATIONS:
Doug Sherk, dsherk@evcgroup.com; 415-652-9100
Chris Dailey, cdailey@evcgroup.com; 646-445-4801